UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2020

EyePoint Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51122	26-2774444
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 Pleasant Street

Watertown, MA 02472

(Address of Principal Executive Offices, and Zip Code)

(617) 926-5000

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	EYPT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On April 1, 2020, EyePoint Pharmaceuticals, Inc. (the “Company”) committed to and announced a restructuring plan (the “Plan”) with regard to its commercial operations. The Plan includes the cancellation or deferral of planned spending to conserve cash due to a significant decline in product demand associated with shut-downs of customer facilities and postponements of elective surgical procedures in response to the COVID-19 coronavirus pandemic (the “Pandemic”). The Company will downsize its current workforce, with reductions coming primarily from its external DEXYCU sales force and supporting commercial operations, as cataract surgery is considered a non-essential procedure due to the Pandemic. The Company plans to allocate its remaining DEXYCU commercial resources to high-volume ambulatory surgery centers (“ASCs”) in key U.S. regions, subject to the availability of such ASCs to perform elective cataract surgery upon the lifting of restrictions associated with the Pandemic. The Company is offering severance benefits to the affected employees, including cash severance payments and payment of health care insurance premiums for specified periods. Each affected employee's eligibility for the severance benefits is contingent upon such employee's execution of a separation agreement, which includes a general release of claims against the Company.

The Company estimates that the implementation of the Plan will result in approximately $0.6 million in total pre-tax charges and cash outlays for termination of employees and external DEXYCU sales force personnel. The Company expects the charges will be incurred primarily in the second quarter of its 2020 fiscal year, which ends June 30, 2020, with the remainder to be incurred during the remainder of fiscal 2020. The Company expects the implementation of the Plan will be substantially completed by the end of the second quarter of fiscal 2020. The charges that the Company expects to incur in connection with the workforce reduction are subject to a number of assumptions, and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the Plan. If the Company subsequently determines that it will incur additional significant costs and realignment charges, it will amend this Current Report on Form 8-K to disclose such information.

Item 8.01	Other Events.

On April 1, 2020, the Company issued a press release announcing the Plan (the “Press Release”). The full text of the Press Release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Cautionary Note on Forward-Looking Statements

This report and the accompanying press release contain forward-looking statements, including, but not limited to, statements related to (i) the expected costs associated with termination benefits and the financial impact of the Plan and reduction in force and (ii) the Company’s plans to allocate its remaining DEXYCU commercial resources to high-volume ASCs in key U.S. regions. These forward-looking statements are based on the Company's current expectations and inherently involve significant risks and uncertainties. The Company's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the Plan and cost reduction efforts as well as risks, uncertainties and contingencies related to the Pandemic. In addition, the Company's workforce reduction costs may be greater than anticipated and the workforce reduction may have an adverse impact on the Company's operations. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company's most recent annual report on Form 10-K and the Company's quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this report as a result of new information, future events or changes in its expectations.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of EyePoint Pharmaceuticals, Inc. dated April 1, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EyePoint Pharmaceuticals, Inc.

Date: April 6, 2020	By:	/s/ Nancy Lurker
	Name:	Nancy Lurker
	Title	President and Chief Executive Officer